EXHIBIT 23A

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-57729 on Form S-8 of our report dated January 18, 2000 relating to the financial statements and financial statement schedules of Eastman Kodak Company, which appears on page 29 of Eastman Kodak Company's Annual Report on Form 10-K for the year ended December 31, 1999.

PricewaterhouseCoopers LLP
Rochester, New York

April 7, 2000